EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-77481) pertaining to the Corus Bankshares, Inc. 1999 Stock Option Plan, (Form S-8 No. 333-132774) pertaining to the River Forest Bancorp, Inc. (now known as Corus Bankshares, Inc.) 1990 Stock Option Plan, (Form S-8 No. 333-134393) pertaining to the Corus Bankshares, Inc. 2006 Stock Option Plan and (Form S-8 No. 333-134396) pertaining to the Corus Bank Commission Program for Commercial Loan Officers of our reports dated February 26, 2008, with respect to the consolidated financial statements of Corus Bankshares, Inc. and the effectiveness of internal control over financial reporting of Corus Bankshares, Inc., incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ ERNST & YOUNG LLP

February 26, 2008
Chicago, Illinois